Mr. Ronald G. Anderson
President
AAL Capital Management Corporation
222 West College Avenue
Appleton, WI  54911

RE: Administrative Services Agreement between AAL and AALCMC providing for fund accounting services to the AAL Variable Product Series Fund, Inc.

Dear Ron:

As you know, Aid Association for Lutherans has an Administrative Services Agreement with AAL Capital Management Corporation to provide fund accounting services for the AAL Variable Product Series Fund, Inc. Under Section 10 of this agreement, sixty days written notice is required to terminate this contract.

Please accept this letter as written notice of AAL's desire to terminate this agreement effective January 1, 1999.

Please indicate your acceptance of this notice by signing the copy of this letter and returning the signed copy to AAL.

Sincerely,

/s/ John O. Gilbert
-----------------------------------------------
John O. Gilbert
President and Chief Executive Officer

Enclosure
October 26, 1998

I accept the notice of termination of the Administrative Services Agreement on behalf of AAL Capital Management Corporation. The termination will be effective January 1, 1999.

/s/ Ronald G. Anderson
-----------------------------------------------
Ronald G. Anderson
President
AAL Capital Management Corporation